SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):  January 21, 1997


                        FIRST MARYLAND BANCORP
        (Exact name of registrant as specified in its charter)


                               Maryland
   (State or other jurisdiction of incorporation or organization)


        1-7273		   			   52-0981378
(Commission File Number)	          (I.R.S. Employer Identification No.)


     25 South Charles Street
      Baltimore, Maryland				 21201
(Address of Principal Executive Offices)	    (Zip Code)


   Registrant's telephone number, including area code:(410) 244-4000


                           Not Applicable
    (Former name or former address, if changed since last report)
                 ______________________________

Item 5. Other Events

(a)  Merger Agreement

   On January 21, 1997, First Maryland Bancorp (the "Company"), its parent, Allied Irish Banks, p.l.c. ("AIB"), and Dauphin Deposit Corporation ("Dauphin") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Under the Merger Agreement, (i) Dauphin will merge with and into First Maryland (the "Merger") and (ii) shareholders of Dauphin will receive either (A) $43.00 per share of Dauphin Common Stock in cash or (B) that number (the "Exchange Ratio") of AIB American Depository Shares ("AIB ADSs") having a Closing Market Price (as defined below) of $43.00, at each holder's election, but subject to certain limitations described below.

   If the Closing Market Price of an AIB ADS shortly before the Effective Time is below $37.00, then the Exchange Ratio will equal 1.1620, and if the Closing Market Price is more than $43.00, then the Exchange Ratio will be 1.0000. If the market price of an AIB ADS as measured during a period shortly before the Effective Time is below $32.00, then Dauphin has the right to terminate the Merger Agreement unless AIB adjusts the Exchange Ratio such that the value of the AIB ADSs to be received by holders of Dauphin Common Stock is not less than $37.19. "Closing Market Price" means the average closing price of the AIB ADSs on the New York Stock Exchange for the ten New York Stock Exchange trading days ending on the fifth business day prior to the closing date of the Merger.

   At least 51% of the outstanding shares of Dauphin Common Stock must be converted into AIB ADSs. If an insufficient number of Dauphin shareholders elect to receive AIB ADSs, then a shareholder who elects to receive all cash may have some or all of his shares converted in to AIB ADSs. A shareholder who makes no election may receive cash or AIB ADSs, in the discretion of AIB.

   In connection with the Merger Agreement, Dauphin and AIB entered into a Stock Option Agreement, dated January 21, 1997, pursuant to which Dauphin granted to AIB an option to acquire up to 6,112,088 shares of Dauphin Common Stock at an exercise price of $33.1875 per share.

   Consummation of the Merger is subject to, among other things, the receipt of approval of the Merger by the shareholders of Dauphin and of AIB and the receipt of certain U.S. and Irish regulatory approvals. It is anticipated that the Merger will be consummated in the third quarter of 1997.

(b)  Press Release

   Set forth below is the text of the press release issued by the Company on January 21, 1997, announcing the Merger.


NEWS from				First Maryland Bancorp
for release:

January 21, 1997

	$1.36 BILLION U.S. ACQUISITION BY ALLIED IRISH BANKS P.L.C.

   BALTIMORE-Allied Irish Banks p.l.c. ("AIB") today announced that it has reached a definitive agreement under which its subsidiary, First Maryland Bancorp ("First Maryland") will acquire Dauphin Deposit Corporation ("Dauphin Deposit") at $43 per share. Dauphin Deposit is a Pennsylvania bank holding company with total assets of $6.0 billion and shareholders' equity of $570 million. Its Board of Directors has agreed to recommend the offer to its shareholders. The total consideration of $1.36 billion results in a price-to-earnings multiple of 19.1 times 1996 earnings or 2.36 times book value of Dauphin Deposit as of December 31, 1996.

   Under the terms of the agreement, each share of Dauphin Deposit may, at the election of shareholders, be exchanged for either $43.00 in cash or an equivalent value based on the current trading range for Allied Irish American Depository Receipts ("ADRs"). Each ADR represents six ordinary shares of Allied Irish. AIB's ordinary shares trade on the Dublin and London Exchanges, while the ADRs trade on the New York Stock Exchange. In order to preserve the tax-free nature of the transaction, no more than 49% of Dauphin Deposit shares will be converted into cash. The ADR component of the offer price of $43 per Dauphin Deposit ordinary share is fixed within an ADR price range of $37 to $43.

   The purchase of Dauphin Deposit is conditional on Irish and U.S. regulatory approvals and the approval of the Dauphin Deposit shareholders. It is conditional on the approval of AIB's shareholders which will be sought at an Extraordinary General Meeting of the Bank. An explanatory circular describing the transaction will be sent to shareholders in advance of the meeting. The acquisition is expected to close during the third quarter of 1997.

   In conjunction with the acquisition, Allied Irish will seek approval from its shareholders to purchase up to 50 million of its ordinary shares in the open market.

   Dauphin Deposit is a Pennsylvania bank holding company headquartered in Harrisburg. It provides a full line of retail, commercial, trust and other financial services in 12 counties in south-central Pennsylvania. It operates 98 branches and 92 ATMS, with 2,700 employees. The bank has strong profitability and for the year ended December 31, 1996, reported profit before tax of $96 million and after tax of $71 million, an 8% increase over 1995 earnings.

   Within two years of completion, cost savings of up to $48 million per annum are expected to be achieved. On this basis, the acquisition is expected to be neutral for AIB's earnings per share before restructuring charges of $60 million ($39 million net of tax) in 1997, moderately accretive in 1998 and significantly accretive in 1999 and beyond.

   Upon completion of the acquisition, Christopher R. Jennings, Chairman and Chief Executive Officer of Dauphin Deposit will become Vice Chairman of First Maryland Bancorp. He will join First Maryland Bancorp's Board of Directors and head the retail and commercial operations of the Pennsylvania franchise. In addition, he will become Vice Chairman of the Executive Steering Committee which will be responsible for setting the strategic direction for this merger, and monitoring its progress. Mr. Jennings will report to Frank P. Bramble, First Maryland Bancorp President and Chief Executive Officer.

   Robert L. Fryer, President and Chief Operating Officer of Dauphin Deposit Corporation and Chief Executive of its wholly owned broker subsidiary, Hopper Soliday & Co. Inc., will now become Chairman of that subsidiary. He will participate as a member of the Executive Steering Committee and work directly with Frank P. Bramble to further develop First Maryland's non-traditional banking strategy.

   As part of this transaction, First Maryland will expand its Board of Directors from 16 to 21 seats. These new positions will be filled by four non-executive directors of Dauphin Deposit and Mr. Jennings.

   Commenting on the acquisition, Thomas P. Mulcahy, Allied Irish Group Chief Executive, said, "This acquisition represents a major strategic move by AIB Group which will enhance and enlarge our successful U.S. franchise. Dauphin Deposit is a high-quality bank with a consistent record of strong profitability. It is a major bank in south-central Pennsylvania with a leading market share in the region. On completion of the transaction, our U.S. subsidiary will have total assets of $17 billion and will be among the top 50 banks in the United States. The acquisition is the largest to date by an Irish company."

   Jeremiah E. Casey, Chairman of the Board of First Maryland, said, "First Maryland's stated strategy of expanding in south-central Pennsylvania is fulfilled in a comprehensive way through this merger. Pennsylvania has been a critical part of First Maryland's success story. The acquisition of The York Bank gave us a strong market position in York County. Today's announcement will expand our presence in a meaningful way and build for the future."

   Christopher R. Jennings, Chairman and Chief Executive of Dauphin Deposit, said, "Our board found in the Allied Irish Banks the best possible affiliation. Of all the options we considered, the AIB combination presented the best alternative for continued growth for shareholders, access to the resources which will enable us to grow our business, and the most favorable long-term career opportunities for our employees. The combining of our companies certainly produces a very positive outcome for our constituencies." Mr. Jennings added that Dauphin Deposit and First National Bank of Maryland "will capture the fast-growing Interstate 83 corridor (I-83) and be the dominant financial services provider in this vibrant region."

   Merrill Lynch and AIB Capital Markets served as financial advisor to Allied Irish and First Maryland while Morgan Stanley served as financial advisor to Dauphin Deposit.

   Also today, First Maryland reported earnings of $36 million for the quarter ended December 31, 1996, up 14% compared with $31.5 million for the fourth quarter of 1995. For the year ended December 31, 1996, First Maryland reported earnings of $132.3 million, representing an increase of 10% over 1995.

   Frank P. Bramble, President and Chief Executive Officer, attributed the earnings growth to core activities and the momentum created when an organization stays focused on building customer relationships. As a result, he said, "Loans were up 11%, the company's managed bankcard portfolio reached $ 1.0 billion, and trust revenue grew by 29%."

   First Maryland Bancorp is a wholly owned subsidiary of Allied Irish Banks p.l.c., a financial services company with assets of $41 billion headquartered in Dublin, Ireland.

   First Maryland Bancorp is the holding company for First National Bank of Maryland, The York Bank and Trust Company, and First Omni Bank, N.A. Headquartered in Baltimore, Md., First Maryland operates 195 branches and 273 ATMs in Maryland, Pennsylvania, Washington, D.C., and northern Virginia. As of December 31, 1996, First Maryland had assets of $10.8 billion.

                                  -END-




 	                                          For Additional Information:
                                            Joan M. Gillespie, SVP
                                            410-244-3944
                                                       or
                                            Rudi J. Ruckmann, AVP
                                            410-545-2080
                                            First National Bank of Maryland
                                            P.O. Box 1596
                                            Baltimore, Maryland 21203

                                    SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 29, 1997              FIRST MARYLAND BANCORP


                                    By:  /s/ Frank P. Bramble
                                    _________________________
                        		Frank P. Bramble
                                    President and Chief Executive
                                    Officer



                                    By:  /s/ Jerome W. Evans
                                    ________________________
                                    Jerome W. Evans
                                    Executive Vice President and
                                    Chief Financial Officer